Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:	Wilson W. Cheung
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Announces the Appointment of Morris S. Young, Ph.D. as Chief Executive Officer

FREMONT, Calif., July 20, 2009 — AXT, Inc. (NasdaqGM: AXTI), a leading manufacturer of compound semiconductor substrates, today announced that the Board of Directors has appointed Morris S. Young, Ph.D. as chief executive officer, effective July 16, 2009.

Young co-founded AXT in 1986 and served as its chief executive officer from 1989 to 2004.  He has been a director of AXT since 1989 and held the position of chairman of the Board from 1998 to 2004.  From 1985 to 1989, Young was a physicist at Lawrence Livermore National Laboratory. He holds a B.S. degree in metallurgical engineering from National Cheng Kung University, Taiwan, a M.S. degree in metallurgy from Syracuse University, and a Ph.D. in metallurgy from Polytechnic Institute of New York University.

“We are very pleased to appoint Morris Young as our chief executive officer,” said Jesse Chen, chairman of AXT’s Board of Directors. “Morris has extraordinary technical expertise and a vast amount of knowledge and experience in compound semiconductors that was unequaled in our extensive CEO search.  While our process yielded several strong candidates, we felt that Morris was the most qualified to make an immediate positive contribution to the business, and to effectively carry out AXT’s long-term vision to be the number one advanced semiconductor materials supplier of choice through high quality, effective cost of ownership and a customer-focused philosophy.  Further, Morris’ track record of ground-breaking technical innovation will be a tremendous asset to AXT as the needs of our customers become more complex in response to the increasingly higher performance requirements of next-generation devices.”

“We would also like to express our gratitude to Wilson Cheung, AXT’s chief financial officer, for his service as AXT’s principal executive officer and to our senior management team for their dedication and commitment to ensuring a smooth transition for our customers and employees during our CEO search,” said Chen.

“I am very pleased and excited about the opportunity to once again lead AXT,” said Morris Young, chief executive officer.  “I believe that the company is in an excellent position to emerge from this economic climate stronger than ever and I look forward to working with AXT’s very talented management team to continue to move forward on our mission.  Our broad product portfolio, expansive manufacturing capability and strategic joint venture agreements allow us the flexibility to meet our customers’ requirements as the demand environment evolves.  Further, our strong positioning in key strategic markets

AXT, Inc.
4281 Technology Drive
Fremont, CA 94538
Tel: 510.683.5900
Fax: 510.353.0668
www.axt.com.

such as high-end mobile communications, high-brightness LEDs and photovoltaics allows us healthy opportunities for future growth.”

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China. In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California. The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates, particularly in optoelectronics applications. In addition to our manufacturing facilities in China, we have invested in five joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements regarding our position as the number one advanced semiconductor materials supplier of choice, our technical innovation, future growth of our business, and the positive and lengthy product cycle. These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to overall conditions in the markets in which the company competes; global financial conditions and uncertainties; market acceptance and demand for the company’s products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission. Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, as a result of new information or future events.

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